                                                                    EXHIBIT 11.1

                                  MAXIS, INC.

                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
                     (In thousands, except per share data)

                                                              Three Months Ended
                                                                   June 30,
                                                              -------------------
                                                                1996       1995
                                                              ---------   -------

  Net income (loss)........................................    $(1,416)    $1,132
  Computations of weighted average common and common
     equivalent shares outstanding:
      Weighted average common shares outstanding...........     11,031      6,681
      Common equivalent shares from stock options issued
        during the twelve-month period prior to the Com-
        pany's initial public offering.....................         --        993
  Common equivalent shares attributable to:
      Redeemable preferred stock (if-converted method).....         --      2,094
      Stock options (treasury stock method)................         --         30
                                                               -------     ------
  Shares used in computing net income (loss) per share.....     11,031      9,798
                                                               =======     ======
  Net income (loss) per share..............................    $  (.13)    $  .12
                                                               =======     ======

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